Exhibit 10.29
i3 VERTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2018 EQUITY INCENTIVE PLAN)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made the ____________ day of ____________________ 2022 (the “Grant Date”), by and between i3 Verticals, Inc., a Delaware corporation (together with its Subsidiaries and any successor or surviving entity following a Change in Control, the “Company”), and ___________________________, (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the i3 Verticals Inc. 2018 Equity Incentive Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan which permits the issuance of Restricted Stock Units, each of which represents the right to receive one share of Class A common stock, $0.0001 par value per share, of the Company (a “Share”), or its equivalent value, on the terms and conditions determined by the Committee; and
WHEREAS, pursuant to the Plan, the Committee has granted an award of Restricted Stock Units to Grantee on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units.

(a)The Company hereby grants to Grantee an award (the “Award”) of 25,000 Restricted Stock Units (the “Restricted Stock Units”) on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping unit will be maintained by the Company to keep track of the Restricted Stock Units and any Dividend Equivalent Units (as defined below) or other dividend equivalent rights that may accrue as provided in Section 5.

(b)Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the vesting of the Restricted Stock Units. No portion of the Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2.Vesting Schedule.

(a)Except as provided in Section 3 below, (i) if the Committee determines that the applicable performance measure specified on Exhibit A has been achieved (“Performance Measures”), and (ii) Grantee remains employed by the Company as an executive officer (“Executive”) through the applicable Normal Vesting Date (as defined below), the Restricted Stock Units shall vest in accordance with the following schedule:

Percentage of Restricted Stock Units Eligible to Vest	Normal Vesting Dates
20%	November 1, 2023
20%	November 1, 2024
20%	November 1, 2025
20%	November 1, 2026
20%	November 1, 2027

(b)Except as otherwise determined by the Committee, and subject to Section 3, in the event that (i) Grantee’s Service Relationship with the Company terminates or Grantee is no longer a Executive prior to any Normal Vesting Date for any reason (including due to Grantee’s death or Disability) or (ii) on the last day of the Performance Period (as defined on Exhibit A), the Committee determines that any of the Performance Measures have not been attained, Grantee shall automatically and without notice forfeit all Restricted Stock Units with respect to which the applicable Normal Vesting Date has not yet occurred prior to the end of the Grantee’s Service Relationship or the applicable Performance Measure(s) was not attained (the “Forfeited Units”), and Grantee (and any of Grantee’s successors, heirs, assigns, or personal representatives) shall cease to have any rights or interests in such Forfeited Units.

3.Accelerated Vesting. If, prior to any Normal Vesting Date, the Company is subject to a Change in Control, and either (i) Grantee’s Service Relationship with the Company is terminated by Grantee for Good Reason or involuntarily by the Company for any reason other than for Cause, in each case within one year following such Change in Control, or (ii) the successor or acquiring entity (if any) in the Change in Control does not assume this Award on the terms set forth in Section 12.1 of the Plan, any Restricted Stock Units that Grantee has not previously forfeited in accordance with Section 2 shall become immediately vested (irrespective of whether the Performance Measures have been attained as of such date) upon the date Grantee’s Service Relationship with the Company terminates under the circumstances described in subparagraph (i) or immediately before a Change in Control described in subparagraph (ii) (any such date, an “Accelerated Vesting Date”).

4.Settlement of Vested Restricted Stock Units. As soon as practicable following any Normal Vesting Date or Accelerated Vesting Date (each, a “Vesting Date”), each Restricted Stock Unit that vested on such Vesting Date (and, if applicable, each Dividend Equivalent Unit (or fraction thereof) described in Section 5 that is attributable to such Restricted Stock Unit) shall be settled by the delivery to Grantee of one Share, together with any cash-based dividend equivalent rights relating to such Restricted Stock Unit. Upon the delivery of any Shares pursuant to this Section 4, an appropriate book entry shall evidence the issuance of the Shares.

5.Dividend Equivalent Rights. Grantee shall receive dividend equivalent rights in respect of the Restricted Stock Units covered by this Agreement at the time of any payment of dividends to stockholders of the Company on Shares. At the Company’s option, the Restricted Stock Units will be credited with either (a) additional Restricted Stock Units (“Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and not settled, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date; or (b) a cash amount equal to the amount that would be payable to Grantee as a stockholder of the Company in respect of a number of Shares equal to the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and not settled as of the dividend record date; provided, that cash-based dividend equivalent rights described in subparagraph (b) shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The Restricted Stock Units will be credited with Dividend Equivalent Units for Share dividends paid on Shares by multiplying the Share dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share, and may be expressed as a fraction. Each Dividend Equivalent Unit or cash-based dividend equivalent right will vest and be settled at the same time as the Restricted Stock Unit(s) to which it relates and shall be forfeited if the underlying Restricted Stock Unit does not vest in accordance with this Agreement.

6.Rights as a Stockholder. Except as provided above, Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in Shares.

7.Plan Governs. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

8.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles. Such adjustments shall be made in accordance with Section 4.2 of the Plan and Section 409A of the Code, to the extent applicable.

9.Withholding of Taxes. Grantee acknowledges that Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the grant, vesting and settlement of this Award. Grantee shall remit to the Company an amount of cash sufficient to satisfy, in whole or in part, any U.S. federal, state and local and non U.S. withholding tax requirements arising in connection herewith prior to the delivery of any Shares. The Committee may, in its sole discretion, (a) require or allow Grantee to satisfy, in whole or in part, any such withholding tax requirements by having the Company, upon any delivery of Shares pursuant to this Agreement, withhold from such Shares that number of full Shares having a Fair Market Value (determined as of the date such Shares are issued to Grantee pursuant to this Agreement) equal to the amount or portion of the amount required or permitted to be withheld (with any excess fractional Share withheld paid to Grantee in cash); or (b) satisfy such withholding requirements through another lawful method, including satisfying such obligation from wages or other amounts payable to Grantee as may be allowed by law.

10.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.Notice. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:    i3 Verticals, Inc.
            40 Burton Hills Boulevard, Suite 415
            Nashville, Tennessee 37215
            Attn: Paul Maple, General Counsel
            E-mail: pmaple@i3verticals.com

To the Grantee:    The address then maintained with respect to the Grantee in the Company’s records.
12.Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

13.Entire Agreement; Counterparts. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.Headings. Section headings used herein are for convenience of reference only and shall not be considered in interpreting this Agreement.

15.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company.

16.No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right to continued employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate Grantee’s employment at any time for any reason whatsoever, whether or not with cause.

17.Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend rights) pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. Under certain circumstances, however, settlement of the Restricted Stock Units may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of the termination of Grantee’s Service Relationship, Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the termination of Grantee’s Service Relationship (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a separation from service. Solely for purposes of complying with Section 409A of the Code, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company. Each payment under this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code.

18.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Grantee and the Company for all purposes. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by Grantee to arbitrate the dispute.

19.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional Data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement. By entering into this Agreement, Grantee (a) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Data; (b) waives any privacy rights Grantee may have with respect to the Data; (c) authorizes the Relevant Companies to store and transmit such Data in electronic form; (d) authorizes the transfer of the Data to any jurisdiction in which the Relevant Companies consider appropriate, and (e) otherwise acknowledges and consents to the provisions of Section 14.11 of the Plan. Grantee shall have access to, and the right to change, the Data. Data will only be used in accordance with applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

i3 VERTICALS, INC. _____________________________________ By: Its:
_____________________________________
[Grantee Name]

Exhibit A
Performance Measures
The Performance Measures will be the following measures during the period that begins on the first day of the Company’s 2023 fiscal year and ends on the last day of the Company’s 2027 fiscal year (the “Performance Period”).
Promptly following the end of the Company’s 2022 fiscal year end, the Committee will identify the Baseline EPS for the Company’s 2022 fiscal year (the “Base Fiscal Year”) and then set each of the EPS Growth Targets for each subsequent Measuring Fiscal Year in the Performance Period. Upon completion of each Measuring Fiscal Year, EPS for such year shall be calculated and the Committee will determine whether the relevant EPS Growth Target has been attained for such Measuring Fiscal Year.
The EPS Growth Targets in respect of the applicable Measuring Fiscal Year are set forth in the following table:

Measuring Fiscal Year	EPS Growth Targets(1) (2)	Number of Restricted Stock Units Eligible to Vest(3)
2023	$[•]	5,000
2024	$[•]	5,000
2025	$[•]	5,000
2026	$[•]	5,000
2027	$[•]	5,000

1.If the actual EPS during a Measuring Fiscal Year does not satisfy the applicable EPS Growth Target in the preceding table, the Restricted Stock Units associated with such EPS Growth Target shall remain eligible to vest in a subsequent Measuring Fiscal Year if such EPS Growth Target is achieved during any of the subsequent Measuring Fiscal Years during the Performance Period.

2.Each of the EPS Growth Targets will be subject to adjustment by the Committee in the event of any Divestitures. The determination of any necessary adjustments shall be reasonable and remain in the sole discretion of the Committee.

3.For the avoidance of doubt, Restricted Stock Units shall only be eligible to vest (i) in the applicable Measuring Fiscal Year to which such Restricted Stock Units relate or (ii) in respect of the attainment of an EPS Growth Target from a preceding Measuring Fiscal Year that was not attained until a subsequent Measuring Fiscal Year. If the EPS Growth Target for any future Measuring Fiscal Year is attained in an earlier Measuring Fiscal Year, no additional vesting shall occur, and the relevant portion of the Restricted Stock Units will remain eligible to vest in the applicable Measuring Fiscal Year.

Certain Definitions.
“Baseline EPS” means $_______.
“Divestiture” means, as determined by the Committee, the effect of a merger, acquisition or the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a discrete organizational unit of the Company or a Subsidiary.
“EPS” means pro forma adjusted earnings per share as reported by the Company in its external public reporting.
“EPS Growth Target” means a dollar figure that represents a [___]% increase in EPS from (i) the Base Fiscal Year to the first Measuring Fiscal Year, and (ii) from each Measuring Fiscal Year to the subsequent Measuring Fiscal Year in the Performance Period, as set forth in the table above and as may be adjusted by the Committee from time to time.
“Measuring Fiscal Year” means each of the Company’s full fiscal years during the Performance Period.